DocuSign Envelope ID: FDACB8EE-3640-493F-9A72-0E7460B330D8

TRAQIQ, INC.

ADDENDUM TO 6% CONVERTIBLE PROMISSORY NOTE

This is an Addendum to the 6% Convertible Promissory Note dated July 17, 2017, issued by maker TraqIQ, Inc., to payee, Donald P. Hateley, in the principal amount of $56,077, and at the annual simple interest rate of 6% per annum payable on January 15, 2018 (the "Note").

The parties desire to rollover the Note and extend the maturity date of the Note from January 15, 2018 to an including April 30, 2018, upon the same terms and conditions set forth in the Note.

The parties hereby agree that the amount of interest that was due on January 15, 2018 is $1,429. The new amount of interest due on the Note on April 30, 2018 (the "Maturity Date") shall be $2,397, together with the original principal amount of $56,077, for a new total payment of $58,474 (the "Payment"), all other terms and conditions of the Note remaining in full force and effect except that the address of record for TraqIQ, Inc. is now 14205 SE 36th St., Suite 100, Bellevue, WA 98066.

Dated: January 15, 2018

MAKER:

TRAQIQ, INC.

DocuSigned by:

By: Ajay Sikka

Name: Ajay Sikka
Title: President and CEO

PAYEE:

DocuSigned by:

By: Donald P. Hateley

Name: Donald P. Hateley